Exhibit 99.1

Supernus Announces Third Quarter 2018 Financial Results and

Record Quarterly Revenue

•                  Total revenue of $103.0 million, a 28% increase over 2017

•                  Net product sales of $100.2 million, a 28% increase over 2017

•                  Operating earnings of $37.5 million, a 68% increase over 2017

•                  Diluted earnings per share (GAAP) of $0.52, a 79% increase over 2017

•                  Data from first three Phase III SPN-812 trials expected in December 2018

•                  Acquisition of Biscayne Neurotherapeutics, Inc. closed in October 2018

•                  Ranked #1 fastest growing pharmaceutical company worldwide per Fortune 100 fastest growing companies

ROCKVILLE, Md., November 6, 2018 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported record financial results for the third quarter of 2018 and related Company developments.

Commercial Update

Third quarter 2018 product prescriptions for Trokendi XR® and Oxtellar XR®, as reported by IQVIA, totaled 221,855, a 22.6% increase over the third quarter of 2017.

Prescriptions

	Q3 2018	Q3 2017	Change %
Trokendi XR	182,268	145,762	25.0%
Oxtellar XR	39,587	35,129	12.7%
Total	221,855	180,891	22.6%

Source:  IQVIA

Net product sales for the third quarter of 2018 were $100.2 million, a 28.3% increase over $78.1 million in the third quarter of 2017.

Net Product Sales ($ in millions)

	Q3 2018	Q3 2017	Change %
Trokendi XR	$79.8	$59.4	34.3%
Oxtellar XR	$20.4	$18.7	9.1%
Total	$100.2	$78.1	28.3%

“Supernus generated another strong quarter of growth, setting a new record for quarterly net product sales of $100 million,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals. “Despite the market introduction of new competitive preventive treatments for migraine, Trokendi XR continued to capture a greater portion of the topiramate market. For Oxtellar XR, we continue to prepare for the potential launch of the monotherapy indication for partial seizures.”

Progress of Product Pipeline

Given the recently accelerated development timeline for SPN-812 that positions its potential regulatory approval and commercial launch ahead of SPN-810, the Company has directed its resources to prioritize filing of the New Drug Application (NDA) and potential commercial launch of SPN-812 in the United States.

As a result, the following are the updated plans and timelines for both product candidates:

SPN-812 — Novel non-stimulant for the treatment of ADHD

•                  The Phase III program consists of four three-arm, placebo-controlled trials: P301 and P303 trials in patients 6-11 years old and P302 and P304 trials in patients 12-17 years old.

•                  The Company expects to announce top-line data from P301 and P303 pediatric trials concurrently in early December 2018, and from P302, the first adolescent Phase III trial, by the end of December 2018. Top-line data from the second adolescent Phase III trial, P304, are expected by the end of the first quarter of 2019.

•                  The Company expects to submit an NDA for SPN-812 in the second half of 2019, and to launch it, pending U.S. Food and Drug Administration (FDA) approval, in the second half of 2020.

SPN-810 — Treatment of Impulsive Aggression in patients with ADHD

•                  As expected, the first Phase III trial (P301) has reached its original enrollment target. However, given the aforementioned prioritization of SPN-812 and that top-line data from the second Phase III trial (P302) is expected around mid-2019, the Company has decided to keep P301 enrollment active until data from both trials can be released concurrently instead of sequentially. This change does not impact the timing of submission of the NDA for SPN-810, given that the NDA submission is rate-limited by completion of the P302 trial and generation of data in the adolescent patient population.

•                  The Company continues to observe enrollment in the open label extension (OLE) study at 90% or higher. On average, a patient in the OLE study remains on SPN-810 treatment for 9.5 months, which we believe is an encouraging sign of the tolerability and efficacy of SPN-810.

•                  Patient dosing has been initiated in the Phase III trial in adolescent patients.

•                  The Company expects to submit an NDA for SPN-810 in the second half of 2020, and to launch it, pending FDA approval, in the second half of 2021.

SPN-604 (formerly known as Oxtellar XR for Bipolar)

•                  The Company continues to expect initiating pivotal Phase III studies for the treatment of bipolar disorder in the second half of 2019.

“We are pleased to announce the completion of enrollment in the first three Phase III trials for SPN-812,” said Jack Khattar. “We look forward to reporting top-line data from these trials during December 2018. If successful, SPN-812 has the potential to be a novel non-stimulant for the treatment of ADHD that compares favorably to existing medications.”

Operating Expenses

Research and development expenses in the third quarter of 2018 were $20.4 million, as compared to $13.0 million in the same quarter last year. The increase was due primarily to the initiation of the four Phase III clinical trials for SPN-812 in the second half of 2017 and, to a lesser extent, the OLE trials for SPN-812 and SPN-810.

Selling, general and administrative expenses in the third quarter of 2018 were $40.9 million, essentially unchanged compared to $40.8 million in the same quarter last year.

Operating Earnings and Earnings Per Share

Operating earnings in the third quarter of 2018 were $37.5 million, a 68.2% increase over $22.3 million in the same prior year period. The improvement in operating earnings was primarily due to increased net product sales, partially offset by increased research and development expenses.

GAAP net earnings in the third quarter of 2018 were $28.0 million, or $0.52 per diluted share, as compared to $16.0 million, or $0.29 per diluted share, in the same period last year. In addition to higher operating income, GAAP net earnings and diluted earnings per share for the third quarter of 2018 benefited from the reduction in the statutory U.S. federal income tax rate and, to a lesser extent, from stock option exercises.

Weighted-average diluted common shares outstanding were approximately 54.2 million in the third quarter of 2018, as compared to approximately 53.6 million in the third quarter of 2017.

As of September 30, 2018, the Company had $740.5 million in cash, cash equivalents, marketable securities and long term marketable securities, as compared to $273.7 million at December 31, 2017. This increase reflects net proceeds of $364.9 million from the issuance of convertible senior notes and warrants in March 2018, partially offset by purchases of convertible note hedges, as well as increased cash from operations in the nine months ended
September 30, 2018.

Financial Guidance

For full year 2018, the Company is updating its prior guidance as set forth below:

•                  Net product sales in the range of $388 million to $395 million, compared to the previously expected range of $385 million to $400 million.

•                  Research and development expenses of approximately $95 million, including the one-time upfront expense of $15 million in the fourth quarter for the acquisition of Biscayne Neurotherapeutics, Inc.

•                  Operating earnings in the range of $120 million to $125 million, compared to the previously expected range of $115 million to $125 million.

•                  The Company expects an effective tax rate of approximately 23% to 25% for the fourth quarter of 2018.

Supernus ranked number one pharmaceutical company worldwide in Fortune’s “100 Fastest-Growing Companies” list for 2018 and number three in all industries

In August 2018, Fortune ranked qualifying companies based on revenue growth rate, EPS growth rate, and three-year annualized total return for the period ended June 29, 2018. In a review of Supernus and using their methodology, Fortune placed Supernus in the top spot in the pharmaceutical industry worldwide and the third spot across all industries.

To view the full list of Fortune’s 100 Fastest-Growing Companies go to: http://fortune.com/100-fastest-growing-companies.

“I am so proud of our employees. They deserve all the recognition Supernus has received over the past few years, from making the Deloitte Technology Fast 500 list three years in a row to being ranked as the number one Fortune 100 fastest growing pharmaceutical company in the world,” said Jack Khattar. “Their hard work and commitment to excellence and to our patients are second to none, and I am very fortunate to be working with such an incredible organization.”

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. Eastern Time, on Wednesday, November 7, 2018. An accompanying webcast also will be provided.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	2697616
Conference Call Name:	Supernus Pharmaceuticals Third Quarter 2018 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under “Investor Relations”.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, and Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in the CNS market, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients, SPN-812 for the treatment of ADHD and SPN-604 for the treatment of bipolar disorder.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$123,818	$100,304
Marketable securities	156,407	39,736
Accounts receivable, net	77,753	65,586
Inventories, net	23,280	16,304
Prepaid expenses and other current assets	9,299	6,521
Total current assets	390,557	228,451
Long term marketable securities	460,304	133,638
Property and equipment, net	6,930	5,124
Intangible assets, net	32,572	36,019
Deferred income taxes	31,367	20,843
Other non-current assets	782	389

Total assets	$922,512	$424,464

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$9,838	$6,844
Accrued sales deductions	85,970	68,343
Accrued expenses	32,098	27,305
Income taxes payable	8,548	15,938
Non-recourse liability related to sale of future royalties, current portion	1,892	4,283
Deferred licensing revenue	—	287
Total current liabilities	138,346	123,000
Deferred licensing revenue, net of current portion	—	1,149
Convertible notes, net	325,666	—
Non-recourse liability related to sale of future royalties, long term	23,305	22,258
Other non-current liabilities	13,259	10,577
Total liabilities	500,576	156,984

Stockholders’ equity
Common stock, $0.001 par value, 130,000,000 shares authorized at September 30, 2018 and December 31, 2017; 52,257,013 and 51,314,850 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	52	51
Additional paid-in capital	365,396	294,999
Accumulated other comprehensive loss, net of tax	(4,111)	(747)
Retained earnings (accumulated deficit)	60,599	(26,823)
Total stockholders’ equity	421,936	267,480

Total liabilities and stockholders’ equity	$922,512	$424,464

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Earnings

(in thousands, except share and per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenue
Net product sales	$100,227	$78,066	$286,377	$207,763
Royalty revenue	2,769	2,010	5,836	4,338
Licensing revenue	—	322	750	1,702
Total revenue	102,996	80,398	292,963	213,803

Costs and expenses
Cost of product sales	4,207	4,251	11,168	11,060
Research and development	20,422	12,980	59,368	33,405
Selling, general and administrative	40,892	40,825	117,838	104,141
Total costs and expenses	65,521	58,056	188,374	148,606
Operating earnings	37,475	22,342	104,589	65,197

Other income (expense)
Interest income	4,461	814	9,331	2,002
Interest expense	(4,374)	—	(9,415)	(148)
Interest expense-nonrecourse liability related to sale of future royalties	(1,191)	(155)	(3,096)	(1,274)
Changes in fair value of derivative liabilities	—	—	—	76
Loss on extinguishment of debt	—	(91)	—	(295)
Total other income (expense)	(1,104)	568	(3,180)	361

Earnings before income taxes	36,371	22,910	101,409	65,558
Income tax expense	8,360	6,949	16,309	21,932
Net earnings	$28,011	$15,961	$85,100	$43,626

Earnings per share:
Basic	$0.54	$0.31	$1.64	$0.86
Diluted	$0.52	$0.29	$1.57	$0.82

Weighted-average number of common shares outstanding:
Basic	52,227,630	51,046,375	51,897,240	50,583,726
Diluted	54,239,847	53,628,389	54,098,330	53,227,433

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com